Exhibit 99.1

Contact:	Douglas Armer

(212) 655-0220

Capital Trust Reports First Quarter 2012 Results

NEW YORK, NY – May 8, 2012 – Capital Trust, Inc. (NYSE: CT) today reported results for the quarter ended March 31, 2012.

•	Operating Results:

•	Consolidated assets were $605.6 million as of March 31, 2012 and consolidated liabilities were $588.6 million, resulting in total equity of $17.0 million.

•

Significant decrease in consolidated assets and liabilities due to the Company’s deconsolidation of its legacy portfolio. The deconsolidation of $785.9 million of assets and $845.0 million of liabilities resulted in a net gain on deconsolidation of $60.9 million.

•	Consolidated net income was $66.6 million, or $2.91 per share ($2.74 per share on a diluted basis), for the quarter ended March 31, 2012.

•

Adjusted assets were $101.2 million as of March 31, 2012, and adjusted liabilities were $23.0 million, resulting in adjusted shareholders’ equity of $78.3 million. Based on 24.5 million shares outstanding (fully diluted basis) at quarter end, adjusted book value per share was $3.20.

•	Cash of $37.2 million increased by $2.4 million due to a $1.2 million income tax refund, and $1.2 million of net operating cash flow and net cash flow from CTOPI.

•	The Company’s investment management platform generated $5.7 million of gross revenues during the quarter ($2.1 million of fees were eliminated in consolidation under GAAP).

Capital Trust, Inc.

•	As of March 31, 2012, the Company’s adjusted assets were comprised of:

•	Unrestricted cash of $37.2 million.

•

The Company’s investment management and special servicing platform, operated through its subsidiary, CT Investment Management Co., LLC (“CTIMCO”). CTIMCO has assets under management of $5.0 billion with mandates including: (i) management of its public company parent, Capital Trust, Inc.; (ii) management of CT Legacy REIT; (iii) management of various private equity funds and separate accounts; (iv) collateral management of five commercial real estate CDOs; and (v) special servicing of securitized loan investments for both CTIMCO-managed vehicles and third parties.

•	$9.6 million funded under its co-investment commitment to CT Opportunity Partners I, LP ($25.0 million commitment, of which $15.4 million remains unfunded).

•

Equity interest in the CT Legacy REIT portfolio (52%) with an adjusted book value of $48.1 million. Net of its obligations under the secured notes and management incentive awards, the value of the Company’s equity interest in the CT Legacy REIT portfolio is $30.1 million on an adjusted basis.

•	The Company has no recourse liabilities.

CT Investment Management Co., LLC

All of the Company’s investment management activities are conducted through its wholly-owned, investment management subsidiary, CTIMCO. CTIMCO is headquartered in New York, employs all 28 of the Company’s employees, and is operated as a taxable subsidiary. Since its inception, CTIMCO has originated approximately $12.0 billion of commercial real estate debt and related investments and has raised over $3.5 billion of private equity capital, as well as over $10.0 billion of public and private debt capital. CTIMCO currently manages approximately $5.0 billion of assets including its public company parent, CT Legacy REIT, five commercial real estate CDOs, three private equity funds, and one separate account. In addition, CTIMCO is an approved special servicer by all three rating agencies and is the named special servicer on $2.5 billion of loans.

•	The investment management platform earned $5.7 million of gross revenues during the quarter ($2.1 million of fees were eliminated in consolidation under GAAP).

•	CTIMCO is currently investing CT Opportunity Partners I, a fund with $539.9 million of total equity commitments of which $332.3 million remains undrawn.

•

CTIMCO is also currently investing under its CT High Grade Mezzanine mandate, which was re-opened in May 2011 to invest on a non-discretionary basis. During the quarter, CTIMCO originated one new $30.6 million investment for this mandate, as well as another $10.6 million investment subsequent to quarter end.

•	Subsequent to quarter end, in connection with the transfer of some of the partner interests in CT High Grade Partners II, the Company made a new co-investment in the fund of $2.8 million.

•	During the quarter, CTIMCO completed its registration as an investment advisor with the SEC in accordance with Dodd–Frank Wall Street Reform and Consumer Protection Act.

CT Legacy REIT

In connection with its March 2011 restructuring, the Company transferred substantially all of its directly held interest earning assets to CT Legacy REIT, and either transferred or extinguished all of its recourse liabilities. CT Legacy REIT is owned 52% by the Company, 24% by an affiliate of its former mezzanine loan lender, and 24% by the Company’s former lenders under its extinguished senior credit facility. In addition, CT Legacy REIT issued a subordinate class of common stock to the Company’s former junior subordinated noteholders. The Company manages CT Legacy REIT as a liquidating portfolio.

As a result of the February 2012 refinancing of CT Legacy REIT’s mezzanine loan (described below), the Company is no longer considered the GAAP primary beneficiary, and therefore has ceased consolidation, of CT Legacy Assets, a subsidiary of CT Legacy REIT. CT Legacy Assets owns all of CT Legacy REIT’s assets, other than cash, and is the borrower under its repurchase facility. As a result, the Company’s consolidated financial statements no longer include the assets and liabilities of CT Legacy Assets, but show instead a net investment in the CT Legacy Asset portfolio, as well as the cash balance at CT Legacy REIT. The following information primarily relates to the CT Legacy Asset portfolio, which is no longer included in the Company’s consolidated financial statements.

•	Assets:

•	Cash of $12.5 million as of March 31, 2012.

•	Asset repayments of $299.1 million since the Company’s March 2011 restructuring, representing 60.0% of the initial net book value of the CT Legacy REIT portfolio.

•	17 loans with a principal balance of $344.6 million, book balance of $209.5 million, and fair value of $189.5 million as of March 31, 2012.

•	No material impairment activity during the quarter (total impairments in the portfolio of $132.3 million against five loans).

•	13 securities with a principal balance of $141.8 million, book balance of $6.2 million, and fair value (excluding CT CDO III) of $2.5 million as of March 31, 2012.

•	No material impairment activity during the quarter (total credit impairments in the securities portfolio of $135.4 million against 12 securities).

•	Liabilities:

•

In February 2012, CT Legacy REIT refinanced its JP Morgan repurchase facility and the mezzanine loan with a single, new $124.0 million repurchase facility with JP Morgan. The facility matures in December 2014, carries a rate of LIBOR+5.50% (representing a 3.49% reduction in the cost of debt based on the debt balances outstanding at closing) and has paydown hurdles and associated potential rate increases going forward. As of March 31, 2012, the repurchase facility’s outstanding balance had decreased to $96.2 million.

•	Repayment of $294.2 million, or 75%, of CT Legacy REIT’s debt obligations since the Company’s March 2011 restructuring.

Adjusted Balance Sheet and Operating Results

The consolidated financial statements of the Company include five consolidated securitization vehicles which are all non-recourse, as well as assets and liabilities related to loan participations sold which did not qualify as sales under accounting principles generally accepted in the United States (“GAAP”). This has resulted in a presentation of gross assets and liabilities, provisions/impairments, and operations being recorded in excess of the Company’s economic interests in such entities.

The Company’s adjusted balance sheet (i) eliminates loan participations sold, and (ii) deconsolidates securitization vehicles which are presented gross in accordance with GAAP, and shows instead the Company’s cash investment in these non-recourse entities, adjusted for losses expected or incurred. Due to the non-recourse nature of these entities, the Company’s investment amount cannot be less than zero on a cash basis. Also, the adjusted balance sheet separately shows the Company’s financial position from that of CT Legacy REIT.

The Company’s adjusted balance sheet is not an alternative or substitute for its consolidated balance sheet prepared in accordance with GAAP as a measure of its financial position. Rather, the Company believes that its adjusted balance sheet provides meaningful information to consider, in addition to its consolidated balance sheet prepared in accordance with GAAP, because it helps the Company evaluate its financial position without the effects of certain transactions and GAAP adjustments that are not necessarily indicative of the Company’s current investment portfolio, capitalization, or shareholders’ equity.

The Company’s adjusted balance sheet should not be viewed as an alternative measure of shareholders’ equity, and the Company may not prepare its adjusted balance sheet in the same manner as other companies that use a similarly titled measure.

Adjusted Balance Sheet as of March 31, 2012
(in thousands, except per share data)			Adjusted Balance Sheet
	Consolidated GAAP Capital Trust, Inc.	Adjustments (1)(2)(3)(4)	CT Legacy REIT	Capital Trust, Inc.
Assets
Cash and cash equivalents	$37,198	$—	$—	$37,198
Loans receivable, net	17,230	(17,230)	—	—
Equity investments in unconsolidated subsidiaries	16,983	(6,302)	—	10,681
Investment in CT Legacy REIT	—	48,122	—	48,122
Deferred income taxes	2,691	—	—	2,691
Prepaid expenses and other assets	1,916	625	—	2,541

Subtotal	76,018	25,215	—	101,233

Assets of Consolidated Entities
CT Legacy REIT
Restricted cash	12,512	—	12,512	—
Investment in CT Legacy Asset, at fair value	91,800	—	91,800	—

Subtotal	104,312	—	104,312	—

Assets of consolidated securitization vehicles	425,228	(425,228)	—	—

Total/adjusted assets	$605,558	$(400,013)	$104,312	$101,233

Liabilities & Shareholders' Equity
Accounts payable, accrued expenses and other liabilities	$14,022	$(2,123)	$—	$11,899
Secured notes	8,010	3,049	—	11,059
Participations sold	17,230	(17,230)	—	—

Subtotal	39,262	(16,304)	—	22,958

Non-Recourse Liabilities of Consolidated Entities
CT Legacy REIT
Accounts payable, accrued expenses and other liabilities	—	625	625	—

Subtotal	—	625	625	—

Liabilities of consolidated securitization vehicles	549,298	(549,298)	—	—

Total/adjusted liabilities	588,560	(564,977)	625	22,958

Total/adjusted equity	(38,566)	220,528	103,687	78,275

Noncontrolling interests	55,564	(55,564)	—	—

Total/adjusted liabilities and shareholders' equity	$605,558	$(400,013)	$104,312	$101,233

Capital Trust, Inc. book value/adjusted book value per share:
Basic	$(1.69)			$3.44
Diluted	$(1.69)			$3.20

(1)	All securitization vehicles have been deconsolidated and reported at the Company’s cash investment amount, adjusted for current losses relative to its equity investment in each vehicle. Due to the non-recourse nature of these entities, the Company’s investment cannot be less than zero on a cash basis. See note 7 to the Company’s Form 10-Q, filed on May 8, 2012, for discussion of consolidated securitization vehicles.
(2)	Loan participations which have been sold to third-parties, and did not qualify for sale accounting, have been eliminated. See Note 3 to the Company’s Form 10-Q, filed on May 8, 2012, for discussion of loan participations sold.
(3)	Incentive allocations to CTIMCO from the Company’s investment management vehicles have been excluded from its adjusted balance sheet. These incentive allocations will only be paid to CTIMCO in the future contingent on the ultimate performance of such vehicles.
(4)	Liabilities under the Company’s secured notes and the management incentive awards, the payments of which are linked to its gross recovery from CT Legacy REIT, have been adjusted to reflect what would be paid in a liquidation of CT Legacy REIT based on its adjusted balance sheet as of March 31, 2012.

Capital Trust, Inc. and Subsidiaries

Consolidated Statements of Operations

Three Months Ended March 31, 2012 and 2011

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2012	2011
Income from loans and other investments:
Interest and related income	$14,716	$36,991
Less: Interest and related expenses	23,342	26,247

Income from loans and other investments, net	(8,626)	10,744

Other revenues:
Management fees from affiliates	1,585	1,580
Servicing fees	2,020	310

Total other revenues	3,605	1,890

Other expenses:
General and administrative	4,312	10,280

Total other expenses	4,312	10,280

Total other-than-temporary impairments of securities	—	(4,933)
Portion of other-than-temporary impairments of securities recognized in other comprehensive income	(160)	(3,271)

Net impairments recognized in earnings	(160)	(8,204)

Recovery of loan losses	8	9,161
Gain on extinguishment of debt	—	250,040
Fair value adjustment on investment in CT Legacy Assets	3,954	—
Gain on deconsolidation of subsidiary	146,380	—
Income from equity investments	696	955

Income before income taxes	141,545	254,306
Income tax provision	923	389

Net income	$140,622	$253,917

Less: Net (income) loss attributable to noncontrolling interests	(74,069)	668

Net income attributable to Capital Trust, Inc.	$66,553	$254,585

Per share information:
Net income per share of common stock:
Basic	$2.91	$11.35

Diluted	$2.74	$11.04

Weighted average shares of common stock outstanding:
Basic	22,837,413	22,435,551

Diluted	24,301,465	23,068,385

******

The Company will conduct a management conference call at 10:00 a.m. Eastern Time on Wednesday, May 9, 2012 to discuss first quarter 2012 results. Interested parties can access the call toll free by dialing (800) 895-4790 or 785-424-1071 for international participants. The conference ID is “CAPITAL.” A recorded replay will be available from noon on May 9, 2012 through midnight on Wednesday, May 23, 2012. The replay call number is 800-283-4799 or 402-220-0860 for international callers.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the performance of the Company’s investments, the timing of collections, its capability to repay indebtedness as it comes due, competition for servicing and investment management assignments, its ability to originate investments, the availability of capital and the Company’s tax status, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

About Capital Trust

Capital Trust, Inc. is a fully integrated, self-managed real estate finance and investment management company that specializes in credit sensitive structured financial products. To date, the Company’s investment programs have focused primarily on loans and securities backed by commercial real estate assets, investing both for its balance sheet and for third party vehicles. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.